UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                       Under the Securities Exchange Act of 1934
                                   (Amendment No. 1)*



                                   HNC Software, Inc.
                                    (Name of Issuer)


                                      Common Stock
                             (Title of Class of Securities)


                                       40425P107
                                     (CUSIP Number)


             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
             Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





        CUSIP No. 40425P107              13G                 Page 2 of 6 Pages



        1    NAME OF REPORTING PERSON     Duncan-Hurst Capital Management Inc.
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON      33-0403387


        2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [ ]

        3    SEC USE ONLY


        4    CITIZENSHIP OR PLACE OF ORGANIZATION
             Duncan-Hurst Capital Management Inc. is a California corporation.


                       5    SOLE VOTING POWER
                            0
        NUMBER OF
        SHARES
        BENEFICIALLY   6    SHARED VOTING POWER
        OWNED BY EACH
        REPORTING
        PERSON WITH
                       7    SOLE DISPOSITIVE POWER
                            0


                       8    SHARED DISPOSITIVE POWER



        9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0


        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       [ ]


        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0%


        12   TYPE OF REPORTING PERSON*
             IA, CO



                         *SEE INSTRUCTION BEFORE FILLING OUT!





        CUSIP No. 40425P107              13G                 Page 3 of 6 Pages



        1    NAME OF REPORTING PERSON                   William H. Duncan, Jr.
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [ ]

        3    SEC USE ONLY


        4    CITIZENSHIP OR PLACE OF ORGANIZATION
             United States


                       5    SOLE VOTING POWER
                            0
        NUMBER OF
        SHARES
        BENEFICIALLY   6    SHARED VOTING POWER
        OWNED BY EACH
        REPORTING
        PERSON WITH
                       7    SOLE DISPOSITIVE POWER
                            0


                       8    SHARED DISPOSITIVE POWER



        9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0


        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                       [ ]


        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0%


        12   TYPE OF REPORTING PERSON*
             IA



                         *SEE INSTRUCTION BEFORE FILLING OUT!





        CUSIP No. 40425P107              13G                 Page 4 of 6 Pages



                  This Amendment No. 1 to Schedule 13G is being filed because of the disposition of shares previously reported by the reporting persons.

        Item 1(a) Name of Issuer

                  HNC Software, Inc.

        Item 1(b) Address of Issuer's Principal Executive Offices

                  5930 Cornerstone Ct. West
                  San Diego, CA  92121

        Item 2(a) Name of Person Filing

                  Duncan-Hurst Capital Management Inc.

        Item 2(b) Address of Principal Business or, if none, Residence

                  4365 Executive Drive, Suite 1520
                  San Diego, CA  92121

        Item 2(c) Citizenship

                  Reference is hereby made to Item 4 to the cover pages incorporated by reference herein.

        Item 2(d) Title of Class of Securities

                  Common

        Item 2(e) CUSIP Number

                  40425P107

        Item 3    Type of Reporting Person

                  Duncan-Hurst Capital Management Inc. is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and William H. Duncan, Jr. is its principal shareholder, sole director, Chief Executive Officer and Chief Investment Officer.

        Item 4    Ownership

                  Reference is hereby made to Items 5-9 and 11 of the cover pages of this Schedule 13G, which Items are incorporated by reference herein.





        CUSIP No. 40425P107              13G                 Page 5 of 6 Pages



        Item 5    Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

        Item 6    Ownership of More than Five Percent on Behalf of Another
                  Person

                  Not applicable.

        Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.

        Item 8    Identification and Classification of Members of the Group

                  Not applicable.

        Item 9    Notice of Dissolution of Group

                  Not applicable.

        Item 10   Certification

                  By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.





        CUSIP No. 40425P107              13G                 Page 6 of 6 Pages



                                      Signature

                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


        Date:  March 19, 1997

                                        DUNCAN-HURST CAPITAL MANAGEMENT INC.


                                        By   /s/ Rebecca M. LaFerney
                                        _____________________________________
                                        REBECCA M. LaFERNEY
                                        Vice President



                                        /s/ William H. Duncan, Jr.
                                        _____________________________________
                                        WILLIAM H. DUNCAN, JR.
                                        Chief Investment Officer
                                        and Sole Director